July 29, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Wolverine Exploration, Inc. Commissioners:

We have read the statements made by Wolverine Exploration, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Wolverine Exploration, Inc. dated July 29, 2009. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Mendoza Berger & Company LLP

/s/ Mendoza Berger & Company, LLP
Irvine, California